Exhibit 10.6

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) effective as of October     , 2016 by and between Microbot Medical Ltd., an Israeli corporation (the “Company“) and David DBN Finance Services (2011) Ltd. (the “Service Provider”) and entered into effect on the Effective Date (as defined in section 8.1 below).

WHEREAS, the Service Provider is interested in providing the Services (as defined below) to the Company, its parent company which is expected to be StemCells, Inc., a Delaware corporation (the “Parent Company”), and the Parent Company’s and the Company’s subsidiaries (if any), through the Approved Employee (as defined below), and the Company is interested in receiving the Services from the Service Provider, all under the terms set forth below in this Agreement;

AND WHEREAS, the parties agree that the Services shall be provided to the Company by the Service Provider / the Approved Employee on an independent contractor basis, absent an employment relationship between the Company and the Service Provider/ the Approved Employee;

AND WHEREAS, this Agreement is entered into in reliance upon, inter alia, the declarations of the Service Provider that the Services are provided solely on an independent contractor basis and that no claim shall be submitted by the Service Provider or anyone on its or his behalf contradicting such declaration.

NOW THEREFORE, in consideration of the mutual premises, covenants and understandings contained herein, the parties agree as follows:

1.	Representations and Warranties; Previous Terms and Conditions

1.1.	The Service Provider represents and warrants to the Company that it is free to provide the Company, and declares that the Approved Employee (as defined hereinafter) is free to provide the Company, on behalf of the Service Provider, the Services upon the terms contained in this Agreement, that the Approved Employee has the necessary know-how, expertise, skills and experience to perform the Services, and that there are no contracts and/or restrictive covenants preventing full performance of the Service Provider’s duties and obligations under this Agreement, including the provision of the Services through the Approved Employee.

1.2.	The Service Provider will notify the Company immediately if anything occurs or comes to its attention which would or might prevent the Service Provider and/or the Approved Employee from providing the Services at the level required by the Company.

Notwithstanding the aforesaid, the Service Provider and the Approved Employee shall be entitled to undertake or accept any other paid employment or occupation or engage in or be associated with, directly or indirectly, any other business duties or pursuits (the “Additional Work”); provided that (a) the Additional Work does not create a conflict with the Company’s interests, (b) the Additional Work is not for or on behalf of, directly or indirectly, a competitor of the Company, (c) the Additional Work would not result in a breach of the fiduciary duties of the Service Provider/Approved Employee as the Chief Financial Officer of the

Company and (d) the Additional Work shall not preclude the Service Provider and/or the Approved Employee from providing the Services to the Company pursuant to Section 3.

2.	The Services

2.1.	The Service Provider agrees and undertakes to provide to the Company all of the services normally expected of, and the services functionally equivalent to the position of, a principal financial and accounting officer of a United States public company listed on the Nasdaq stock market, which may include being named as the Company’s Controller and/or Chief Financial Officer in the Company’s discretion (the “Services”).

2.2.	The Service Provider agrees and undertakes to provide the Services exclusively through Mr. David Ben Naim (the “Approved Employee”). The Approved Employee shall, until notified by the Company to the contrary, be the principal financial and accounting officer of the Company and at the discretion of the Company shall serve as the Controller and/or Chief Financial Officer of the Company.

2.3.	The Approved Employee hereby consents to being, and may be, named as the Company’s principal financial and accounting officer (which may include the title(s) of Controller and/or Chief Financial Officer) in the Company’s filings from time to time with the United States Securities and Exchange Commission and with any stock exchange the Company’s securities are then listed. In furtherance of such positions with the Company of the Approved Employee and as part of the Services, but not by way of limitation, the Approved Employee shall, if required by the Company (a) provide to the Company such personal information as is necessary and appropriate for the Company to satisfy its reporting obligations under applicable United States securities laws and stock exchange rules and requirements, and (b) certify the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q of the Company, and all other required filings, pursuant to Rule 13a-14(a) or 15d-14(a), and Rule 13a-14(b) or 15d-14(b), in each case promulgated under the United States Securities Exchange Act of 1934, as amended.

3.	Duties of Service Provider

3.1.	The Service Provider, through the Approved Employee, undertakes to perform its duties and obligations under this Agreement with the highest degree of professionalism.

3.2.	The Service Provider shall ensure that the Approved Employee shall devote his know-how, expertise, skills, experience and best efforts to the performance of the Services, and shall act to promote the Company’s business and affairs and shall perform and discharge the Services faithfully, with devotion, honesty and fidelity.

3.3.	The Service Provider shall follow, and shall cause the Approved Employee to follow, the instructions of the Company’s CEO, any other executive officer of the Company and/or the Company’s Board of Directors. Neither the Service Provider nor the Approved Employee is an agent of the Company for any purpose whatsoever and shall not have any right or authority to bind the Company or create any obligations, express or implied, on behalf of or in the name of the Company, unless as specifically set forth in this Agreement or expressly authorized in writing to do so.

4.	Compensation

As sole consideration for the Services, Service Provider shall be entitled to the following:

4.1.	During the Term (as defined below), the Company shall pay the Service Provider fixed fee in an amount of NIS 15,000 plus VAT per month (the “Monthly Fees”).

4.2.	The Monthly Fees for each month during the Term (as defined below) shall be payable within 10 days following the beginning of the immediately following month, together with applicable VAT, against receipt by the Company of a duly issued tax invoice. All payments under this Agreement include all taxes, duties, levies, deductions or similar governmental charges (hereinafter referred to as “Taxes”). The Consultant shall pay all Taxes associated with the Services. The Company will pay any required withholding tax and provide the Consultant a certificate for such amount.

4.3.	In addition, the Company shall reimburse Service Provider for reasonable and customary out of pocket expenses incurred by the Service Provider and/or Approved Employee in connection with the performance of his duties under this Agreement, all in accordance with the Company’s policies as determined by the Company’s Board of Directors from time to time and subject to the Company’s pre-approval in writing of such expenses that exceed $200. As a condition to reimbursement, the Service Provider shall provide the Company with all invoices, receipts and other evidence of expenditures as required by the Company’s relevant policies.

5.	Insurance and indemnification

Following the closing of the transaction with the Parent Company, the Company shall maintain for the benefit of the Approved Employee a Directors and Officers insurance policy, according to the Company’s policy for other directors and officers of the Company.

6.	Taxes

The Service Provider shall bear any and all taxes imposed in connection with any payments made to it pursuant to this Agreement. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to Service Provider, Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority and provided to Company by Service Provider, or in the absence of such certification, at the rate determined by law.

7.	Status of the Parties

7.1.	The parties expressly declare and confirm that no employer - employee relationship shall exist between the Company and any of Service Provider’s employees, including the Approved Employee and/or anyone on Service Provider’s behalf. Consequently, neither the Service Provider nor the Approved Employee shall be entitled to any benefits or privileges made available to employees of the Company.

7.2.	The Service Provider declares and represents that it has made, and shall continue to make, all mandatory and other payments in connection with the employment of the Approved Employee. Said payments shall include, without limitation, income tax, National Insurance, social benefits (including without limitation, pension insurance and disability insurance) and related payments and any and all other payments to any governmental or other relevant authority in connection with the employment of the Approved Employee.

7.3.	Without derogating from the above, on the day a demand or claim contradictory to section 7.2 or this agreement shall be filed to court, the parties agree and undertake that the “salary” to which the Approved Employee is entitled for its services as employee of Company hereunder shall be equal to 60% (sixty percent) of the Monthly Fee, and the Service Provider undertakes in such event to immediately repay and return to Company any amounts received hereunder in excess of said 60% (sixty percent) throughout the entire term for which the employer employee relationship are related to (“Excess Payment”).

7.4.	The aforementioned Excess Payment shall be returned along with linkage differentials and interest from the date of payment of each amount by the Company to the Service Provider and up to the date upon which actual return and payment of the funds is made, and all based on the Consumer Price Indices known at the relevant dates.

7.5.	Without derogating from the Company’s right to receive the Excess Payment according to section 7.3, 7.4 above the Company shall be entitled to offset any amounts due to it, from any amounts payable to the Service Provider.

7.6.	The Service Provider further undertakes to fully indemnify the Company for such loss cost, payment, expense or damage caused to the Company as a result of such claim and/or decision, including, but not limited to, reasonable legal expenses, reasonable legal services’ fees,

7.7.	The Service Provider hereby waives any claim that the statute of limitations has expired in connection with its obligation to return the Excess Payment together with linkage differentials and interest under applicable law.

8.	Term and Termination

8.1.	The Service Provider’s engagement will commence on October [ ], 2016 (the: “Effective Date”) and shall continue until terminated by either Party in accordance with Sections 8.2 or 8.3 hereunder (such term shall be referred to in this agreement as the “Term”).

8.2.	Either party may terminate this Agreement for any reason or without reason at any time by furnishing the other party with a 30 day notice of termination (the: “Notice of Termination”). Unless the Company has waived its right to receive any and/or all of Service Provider’s services under this Agreement during the Notice Period, or any part thereof, Service Provider shall be obligated to continue to discharge and perform all of its duties and obligations under this Agreement, and to ensure that the Approved Employee continues to perform said duties and obligations on its behalf and that he shall take all steps, satisfactory to Company, to ensure the orderly transition to any person or entity designated by Company of all matters handled by the Service Provider through the Approved Employee during the course of the provision of the Services.

8.3.	Without derogating from the above, the Company shall be entitled to terminate this Agreement for Cause (as defined below) forthwith, and without prior notice, and the Service Provider or the Approved Employee shall not be entitled to any compensation whatsoever due to such early termination.

For Purposes hereof, “Cause” shall mean: (i) the willful malfeasance or gross negligence in the performance of the Service Provider’s and/or the Approved Employee’s obligations under this Agreement; (ii) the commission by the Service Provider and/or the Approved Employee of a felony, or other criminal conduct involving fraud, dishonesty, theft or misappropriation; (iii) the material breach by the Service Provider and/or the Approved Employee of any applicable duty of loyalty to the Company or unauthorized use or disclosure, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company, or other material tortuous or unlawful conduct which is injurious to Company or an affiliate thereof; (iv) the Service Provider’s or the Approved Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving moral turpitude; or (v) any action or omission of the Service Provider performed under a conflict of interests.

8.4.	Upon termination of this Agreement or at such other time as directed by the Company, the Service Provider and the Approved Employee shall immediately return to the Company all assets in their possession or control, kept either on paper or in electronic format, which belong to, or have been entrusted to them by the Company. The Service Provider and the Approved Employee shall neither have, nor retain, any proprietary interest in such assets. The provisions of this Section 8.5 shall survive the termination of this Agreement.

9.	No Conflicting Obligations

During the Term and thereafter, the Service Provider and the Approved Employee has not disclosed and shall not disclose to the Company any confidential information or material belonging to a third party, unless the Service Provider and/or the Approved Employee has first received the written approval of such third party and presents such approval to the Company. The provisions of this Section 9 shall survive the termination of this Agreement.

10.	Confidentiality

As a condition to this Agreement, the Service Provider and the Approved Employee shall sign a Confidentiality, Non-Competition, Non-Solicitation, and Intellectual Property Rights Undertaking a copy of which is attached hereto as Exhibit “A”.

11.	General

11.1.	The Service Provider shall not assign or authorize transfer of the whole or any part of this Agreement to any third party without prior written consent of the Company. The Company may assign this Agreement to any affiliate or subsidiary thereof, including to the Parent Company and any other counterparty to a change of control transaction involving the Company.

11.2.	All disputes with respect to this Agreement shall be determined in accordance with the laws of the State of Israel and the competent courts in Tel-Aviv, Israel shall have exclusive jurisdiction of any such dispute.

11.3.	This Agreement contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and as such supersedes all prior discussions, agreements, representations and understandings in this regard.

11.4.	This Agreement shall not be modified, except by an instrument in writing signed by both parties.

11.5.	Each notice and/or demand given by one party to the other pursuant to this Agreement shall be given in writing and shall be sent by email, by registered mail or delivered by hand to the other party at the address as follows:

If to Company: Microbot Medical Ltd., 5 HaMada St., Yokneam 2069204, Israel

Company’s email address: harel@microbotmedical.com

If to Service Provider: 25 Dovnov St., Holon, Israel

Service Provider’s email address

and such notice and/or demand shall be deemed given at the expiration of three (3) days from the date of mailing by registered mail or immediately if delivered by hand or by email. Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

11.6.	The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

In witness whereof, the parties have executed this Agreement as of the date set forth above:

The Company:		Service Provider:

/s/ Harel Gadot		/s/ David Ben Naim

Microbot Medical Ltd.		David DBN Finance Services Ltd.

By:	Harel Gadot	By:	David Ben Naim

Title:	CEO	Title:	CEO

Exhibit “A”

To the Services Agreement by and between

Microbot Medical Ltd. and the Service Provider whose name is set forth herein

Name of Service Provider: David DBN Finance Services Ltd. and Mr. David Ben Naim, jointly and severally.

1.	General

Capitalized terms herein shall have the meanings ascribed to them in the Services Agreement effective as of October      2016 by and between Microbot Medical Ltd. (the: “Company”) and Service Provider to which this Exhibit is attached (the “Agreement”). For purposes of any undertaking of the Service Provider toward the Company, the term Company shall include any subsidiary, parent company and affiliate of the Company and the term Service Provider shall include the Individual whose name is set forth hereinabove. The Service Provider’s obligations and representations and the Company’s rights under this Exhibit shall apply as of the date Service Provider began to provide Services to the Company, regardless of the date of execution of the Agreement.

2.	Confidentiality; Proprietary Information

2.1.	“Proprietary Information” means confidential and proprietary information concerning the business and financial activities of the Company and/or Company’s products, including patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, consultants, customers, suppliers, marketing plans, financial information etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

2.2.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) Service Provider proved that was known to him prior to Service Provider’s association with the Company; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Service Provider;

2.3.	Service Provider recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

2.4.	Service Provider agrees that all Proprietary Information and ownership rights in connection therewith are and shall remain at all times the sole property of the Company and its assigns. At all times, both during Service Provider’s engagement with the Company and after the termination of the engagement between the parties, Service Provider will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company.

2.5.	Upon the Company’s request and upon termination of Service Provider’s engagement with the Company, for any reason whatsoever, Service Provider will promptly deliver to the Company all documents and materials of any nature containing Proprietary Information, pertaining to Consultant’s engagement with the Company, and will not take or retain any documents or materials or copies thereof containing any Proprietary Information.

2.6.	In the event that the Service Provider becomes compelled by law, rule or regulation, or legal or administrative process or proceeding, to disclose any of the Proprietary Information, the Service Provider shall, to the extent permitted by law, promptly provide the Company with written notice of such disclosure so that the Company shall have the opportunity to seek a protective order or other appropriate remedy. The Service Provider shall cooperate with the Company in seeking such protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Service Provider shall furnish only that portion of the Proprietary Information which the Service Provider is advised by legal counsel is legally compelled, and the Service Provider agrees to use its collective commercially reasonable efforts to continue to preserve the confidentiality of the Proprietary Information.

2.7.	Service Provider’s undertakings set forth in Section 1 through Section 5 of this Exhibit “A” shall remain in full force and effect during the Term of the Agreement and after termination of the Agreement or any renewal thereof.

3.	Disclosure and Assignment of Inventions

3.1.	“Inventions” means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectible as trade secrets; “Company Inventions” means any Inventions that are made or conceived or first reduced to practice or created by Service Provider, whether alone or jointly with others, during the period of Service Provider’s engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, and (ii) conceived or developed in the course of work performed by Service Provider for the Company.

3.2.	The Service Provider undertakes and covenants it will promptly disclose in confidence to the Company all Company Inventions. Service Provider agrees and undertakes not to disclose to the Company any confidential information and/or any intellectual property rights of any third party and, in the framework of its engagement with the Company, not to make any use of any confidential information and/or any intellectual property rights of any third party.

3.3.	Service Provider hereby irrevocably transfers and assigns to the Company, without additional consideration to the Service Provider, the entire right, title and interest in all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that it may have in or with respect to any Company Invention. This assignment applies to all Company Inventions created before, on and after the date of the Agreement, and also includes the right to sue for and recover damages for any past, present and/or future infringement of any of the Inventions.

It is hereby clarified that Service Provider waives any right he may have to royalties or any other payment from the Company with regard to the assigned Inventions.

3.4.	Service Provider agrees to assist the Company, at the Company’s expense and provided that Service Provider is compensated for the time incurred in rendering such assistance, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Service Provider will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Service Provider’s engagement with the Company. Service Provider hereby irrevocably designates and appoints the Company and its authorized officers and agents as Service Provider’s agent and attorney in fact, coupled with an interest to act for and on Service Provider’s behalf and in Service Provider’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Service Provider.

4.	Non-Competition/Solicitation

In order to enable the Company to effectively protect its Proprietary Information, Service Provider agrees and undertakes as follows:

4.1.	It will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or provide services to any business or venture that is engaged in any activities of the Company including in the field of shunts and endoscopes.

4.2.	During his engagement with the Company and for a period of twelve (12) months following termination of this engagement for whatever reason, Service Provider will not, directly or indirectly, including personally or in any business in which Service Provider may be an officer or director or consultant, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like (for purposes hereof, a “Company Consultant”), or was retained as an employee of the Company or a Company Consultant during the twelve (12) months preceding termination of Service Provider’s engagement with the Company.

5.	Intent of Parties

The Service Provider recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Service Provider’s agreement to be bound by the provisions of this Exhibit. The provisions of this Exhibit shall survive the termination of the Agreement.

Signatures:

The Company:		Service Provider:

/s/ Harel Gadot		/s/ David Ben Naim

Microbot Medical Ltd.		David DBN Finance Services Ltd.

By:	Harel Gadot	By:	David Ben Naim

Title:	CEO	Title:	CEO